Exhibit 14.01

Oracle Corporation

Supplemental Conflict of Interest Policy for Senior Officers

(As amended on March 27, 2007)

ARTICLE I

PURPOSE

The purpose of this Supplemental Policy is to help Oracle Corporation (the “Corporation”), and each of Oracle’s senior officers to identify and properly address potential conflicts of interest involving the Corporation. This Supplemental Policy supplements the provisions of the Oracle Code of Ethics and Business Conduct applicable to all Oracle employees. Although it is impossible to describe every situation that might give rise to a potential conflict of interest, this Supplemental Policy addresses the following common situations that may give rise to a conflict of interest:

(1) situations where a senior officer has a personal financial interest, whether direct or indirect, in a transaction or arrangement entered into by the Corporation or in an entity doing business with the Corporation; and

(2) situations where a senior officer intends to exploit a corporate opportunity that rightfully belongs to the Corporation.

ARTICLE II

DEFINITIONS

The following terms used in this Supplemental Policy are defined as provided in this Article II.

A. INTERESTED PERSON

Any senior officer who has a financial interest (as defined below), or whose related party (as defined below) has a financial interest, or who, or whose related party, is presented a potential corporate opportunity (as defined below).

B. RELATED PARTY

(1)	any immediate family member of a senior officer of the Corporation, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such senior officer and any person (other than a tenant or employee) sharing the household of such senior officer; and

(2)	any entity (whether non-profit or for-profit): (a) which is directly or indirectly owned or controlled by the senior officer, individually or together with persons related to such senior officer pursuant to (1) above; or (b) of which the senior officer is an officer, director, partner, employee or trustee, provided, however, that an entity shall not constitute a Related Party of a senior officer of the Corporation under the following circumstances:

(i) a senior officer’s position with such entity is solely as a non-employee director, advisory board member or limited partner; or

(ii) a senior officer’s position with such entity is as an officer, partner or trustee who does not have management-level decision-making authority or have material input into management-level decisions of such entity with respect to actual or potential transactions (including acquisitions and investments) between such entity and third parties.

For this purpose, “owned” means controlling or holding, directly or indirectly, 10 percent or more of the voting or economic interests in the entity, if it is not a public company, or 5 percent or more of the voting or economic interests in the entity, if it is a public company, in either case as a stockholder, partner or member; “controlled” means having the right to appoint any of the director, trustee or other positions on the governing body of the entity.

C. FINANCIAL INTEREST

A senior officer has a financial interest if such person or, to the knowledge of such person, a related party of such person has, directly or indirectly, whether through any business, investment or family relationship, any of the following:

(1)	a significant investment (as defined below), existing or potential, in any entity;

(2)	a compensation arrangement or right, existing or potential, with any entity or individual with which the Corporation has, or is negotiating, a material (as defined below) transaction or arrangement.

Compensation includes direct and indirect remuneration, as well as gifts or favors, that are substantial in nature (i.e. with a value of $10,000 or more). Favors include the right to purchase stock in other companies. No payment of compensation for services rendered, on a one-time basis, at a rate or a charge substantially similar to the rate or charge then generally quoted or offered for substantially similar services, shall be deemed to constitute compensation for purposes of this Subsection C, so long as it is not in excess of $120,000. In addition, no payment or reimbursement of expenses or costs incurred in providing any services, to the extent the amount of such payment or reimbursement is reasonable in the circumstances, shall be deemed to constitute compensation for purposes of this Subsection C.

The existence of a financial interest is not, in all cases, a conflict of interest. Under Article III, Section B, a person who has a financial interest will be deemed to have a conflict of interest only if the Board of Directors (the “Board”) or appropriate committee or officer determines that such financial interest creates a conflict of interest.

D. SIGNIFICANT INVESTMENT

A significant investment in a company, whether private or public, is the beneficial ownership, whether direct or indirect through any other person or entity, of the securities of such company representing 5% or more of the voting power of such company’s outstanding securities (i.e. the aggregate votes to which its outstanding securities are entitled). For purposes of such ownership calculation, the investment of such senior officer, and any investment, of which such senior officer is aware, of each of his or her related parties, shall be aggregated.

E. MATERIAL

A transaction or arrangement with another organization, whether for-profit or non-profit, is material if it involves, or is reasonably likely to involve, aggregate payments to, or aggregate payments by the Corporation, in any fiscal year of the recipient or the paying party, exceeding the greater of (1) $200,000, and (2) an amount equal to 5% of the consolidated gross revenues of the recipient or the paying party, respectively, for that party’s most recently completed fiscal year.

F. CORPORATE OPPORTUNITY

A corporate opportunity is a business opportunity that a senior officer, or, to his or her knowledge, a related party of such person, intends to pursue, whether through investment or participation in the business, and that the Corporation might reasonably be interested in pursuing, which (1) has a direct or close relationship to a business or line of business in which the Corporation is currently engaged, or (2) with respect to which (a) the Corporation has publicly announced it intends to engage or (b) the senior officer is aware the Corporation has determined it intends to engage or is in the process of considering whether it will engage.

However, the possible exploitation by a senior officer, or any of their related parties, of a corporate opportunity is not, in all cases, a conflict of interest. Under Article III, Section B, a potential corporate opportunity will be deemed to lead to a conflict of interest only if the Board or appropriate committee or officer decides that such corporate opportunity creates a conflict of interest.

G. SENIOR OFFICERS

The President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, each Executive Vice President of the Corporation, each officer of the Corporation senior to any Senior Vice President, and each Senior Vice President of the Corporation.

ARTICLE III

PROCEDURES

A. DUTY TO DISCLOSE

In connection with any actual or possible conflict of interest, including any corporate opportunity, an interested person must disclose, promptly after first becoming aware of such actual or potential conflict of interest, as applicable:

(1)	the existence of his or her existing or potential financial interest and any related party’s existing or potential financial interest and all material facts with respect to such financial interest, to the appropriate committee or person; or

(2)	the existence of any potential corporate opportunity in which he or she, or any related party, is or would be a participant (whether as an officer, director, employee, consultant, stockholder, lender, lessee or otherwise) or his or her, or any related party’s, investment is or would be in excess of $100,000, and all material facts with respect to such investment, participation and corporate opportunity, to the appropriate committee or person.

In the case of any such actual or possible conflict of interest where the interested person is a senior officer (other than the CEO) who is senior to any Senior Vice President of the Corporation, or any related party of such a senior officer, (a) if such actual or possible conflict of interest involves such a corporate opportunity, such disclosure shall be made to the Executive Management Committee, which shall have authority to determine whether the Corporation should pursue such potential corporate opportunity, or (b) if such actual or possible conflict of interest involves only a financial interest, such disclosure shall be made to the Committee on Independence Issues of the Board (the “Independent Committee”), which shall have the authority to determine whether such financial interest creates a conflict of interest. The Executive Management Committee shall report, in writing, to the Independent Committee each determination it makes with respect to a potential corporate opportunity. The Executive Management Committee may, from time to time, delegate its responsibilities under this Supplemental Policy to a subcommittee, to be composed of three members, at least two of which are members of the Executive Management Committee and the other of which is a senior officer.

In the case of any such actual or possible conflict of interest where the interested person is a Senior Vice President or the Chief Accounting Officer or any related party of a Senior Vice President or the Chief Accounting Officer, such disclosure shall be made to the officer to whom such Senior Vice President or Chief Accounting Officer reports, who, in consultation with the General Counsel, shall have the authority to determine (1)

whether any corporate opportunity should remain available for the Corporation to pursue, and (2) whether any financial interest creates a conflict of interest.

In the case of any actual or possible conflict of interest or corporate opportunity where the interested person is the Chief Executive Officer, such disclosure shall be made to the Independent Committee, which shall have the authority to determine (1) whether any corporate opportunity should remain available for the Corporation to pursue, and (2) whether any financial interest creates a conflict of interest.

Any senior officer or the Chief Executive Officer may, at his or her sole discretion, refer the consideration of any such conflict of interest to the Independent Committee. The Independent Committee may, at its sole discretion, refer the consideration of any such conflict of interest to the Board.

B. DETERMINING WHETHER A CONFLICT OF INTEREST EXISTS

After disclosure of a financial interest or potential corporate opportunity and all material facts related thereto, and after any discussion with any person or persons, including with the interested person, in which he, she or it may choose to engage, the Executive Management Committee, Independent Committee, responsible officer or Board, as the case may be, shall decide if a conflict of interest exists with respect thereto. Any such decision being made by other than the responsible officer shall be made by a majority vote of the disinterested members of the Board or committee, as the case may be.

If acceptable to the responsible officer, the Board or committee, as applicable, an interested person may make a presentation, with respect to the potential conflict of interest, to such officer or at the Board or committee meeting, as the case may be.

In the case of a potential corporate opportunity, the responsible officer (in consultation with the General Counsel) or the chairperson of the Board or committee, as applicable, may, if appropriate, appoint a disinterested person or committee to investigate whether the transaction or arrangement should remain available for the Corporation to pursue on its own behalf and any such person or committee shall report the results of its investigation to the responsible officer or the Board or such committee, as the case may be.

The Executive Management Committee, Independent Committee or the Board, by a majority vote of its disinterested members, or the responsible officer (in consultation with the General Counsel), as the case may be, shall determine (1) in the case of a potential conflict of interest arising from a financial interest, whether the Corporation can obtain, with reasonable efforts, a more advantageous transaction or arrangement (taken as a whole), than the transaction or arrangement at issue with the company in which the financial interest is held, that would not give rise to a conflict of interest, or (2) in the case of a potential corporate opportunity, whether the transaction or arrangement should remain available for the Corporation to pursue on its own behalf. If a more advantageous transaction or arrangement may not be obtained, with reasonable efforts, under circumstances that would not give rise to a conflict of interest, the Executive Management Committee, the Independent Committee or the Board, by a majority vote of its disinterested members, or the responsible officer (in consultation with the General Counsel), as the case may be, shall determine whether the transaction or arrangement is in the Corporation’s best interest and for its own benefit and whether the transaction is fair and reasonable to the Corporation, and the interested person shall make his, her or its decision as to whether to enter into the transaction or arrangement in conformity with such determination.

The Independent Committee, with the assistance of management of the Corporation, shall put in place such procedures as will enable the Corporation to determine whether a person who becomes subject to this Supplemental Policy, as a result of promotion or being hired by the Corporation, may be in violation of this Supplemental Policy as a result of becoming subject to this Supplemental Policy. Such procedures shall include obtaining from such person, in connection with the hiring, promotion process or nomination process, the statement and disclosure contemplated by Article IV.

C. INVESTMENTS BY SENIOR OFFICERS

Senior officers may invest in third party entities as part of their personal investment strategy. However, investments in (1) entities that, as a material part of their business, compete with any material part of the Corporation’s business, or (2) the Corporation’s own portfolio companies, may create a conflict of interest or the appearance of a conflict.

To avoid any such conflicts of interest, senior officers (either individually or with any related party or parties) shall not, without the approval of the Chief Executive Officer (and the disclosure of the potential investment to the Independent Committee), and the Chief Executive Officer shall not, without the approval of the Independent Committee, directly or indirectly (other than through investment companies, investment funds or other vehicles in which the senior officer has no influence over specific investment decisions): (1) invest in the securities of any company in which the Corporation itself has made an equity or equity linked investment; (2) make any investment in excess of $100,000 in a potential corporate opportunity; or (3) make any investment (determined at the time it is made), whether direct or indirect through any other person or entity, in any competitor of the Corporation described in (1) in the previous paragraph, in excess of $100,000.

D. GRANTING EMPLOYEES INTERESTS IN ORACLE VENTURES

From time to time, the Corporation may grant (1) employees equity positions, including options, warrants, restricted shares and the like, in companies in which the Corporation has invested, or (2) a carried interest in the Corporation’s Venture Fund portfolio. All such grants must be approved by the Chief Executive Officer. Each such grant to the Chief Executive Officer must be reviewed and approved by the Independent Committee before such grant is made.

Further, the Board, through its Compensation Committee of the Board (the “Compensation Committee”), sets and reviews the compensation of the Chief Executive Officer and reviews and approves the compensation of certain of its other highly compensated officers. Since any grant of the type described above is considered compensation, each such grant must be reviewed and approved by the Compensation Committee before such grant is made.

E. SERVICE ON BOARDS OF DIRECTORS

No senior officer may serve on the board of directors or advisory board, or their equivalent, of any company, other than any non-profit entity, without the approval of the Chief Executive Officer and the Executive Management Committee. The Chief Executive Officer may not serve on such a board, and no senior officer may serve on the board of any public company, without the approval of the Independent Committee.

F. VIOLATIONS OF THE CONFLICT OF INTEREST POLICY

If any senior officer has reasonable cause to believe it is likely that any other senior officer has failed to disclose any actual or possible conflict of interest required to be disclosed under this Supplemental Policy, he or she shall inform the General Counsel, the Independent Committee or the Board of the basis for such belief. The Board or the Independent Committee shall afford any senior officer who is alleged to have failed to timely disclose any actual or possible conflict of interest required to be disclosed under this Supplemental Policy (whether his or hers, that of any of his or her related parties, or that of another executive officer or any of their related parties), of which he or she was aware, an opportunity to explain such alleged failure. If, after hearing the response of such person and making such further investigation as may be warranted in the circumstances, the Board or Independent Committee determines that the person has in fact failed to disclose timely such an actual or possible conflict of interest, it shall take appropriate disciplinary action, up to and including termination of the person’s employment, and corrective action.

Any other violation of this Supplemental Policy by any person subject to this Supplemental Policy, including engaging in any transaction or arrangement or corporate opportunity without requisite approval under this Supplemental Policy, will subject such person to appropriate disciplinary action, up to and including termination of his or her employment.

ARTICLE IV

ANNUAL STATEMENT AND DECLARATION

Each senior officer shall annually submit to the General Counsel (or his or her designees), a statement which confirms that such person has received a copy of this Supplemental Policy, has read and understands this Supplemental Policy, is in compliance with the Supplemental Policy and has agreed to comply with this Supplemental Policy.

Each senior officer shall also complete, and submit to the General Counsel (or his or her designees), at the same time, a declaration of potential conflicts of interest, of which such senior officer may be aware, in a form provided to such senior officer by the Corporation. The General Counsel shall raise any issues arising from such disclosure to the Independent Committee as appropriate.